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                                                                     EXHIBIT 3.5

                             ARTICLES OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           MOBILITY ELECTRONICS, INC.


     Mobility Electronics, Inc., a Delaware corporation (the "Company"), pursuant to the provisions of Section 242 of the Delaware General Corporation Law (the "Act"), hereby adopts the following Articles of Amendment to its Certificate of Incorporation and all amendments thereto that are in effect immediately prior hereto:

                                    ARTICLE I

     The first paragraph of Article 4.A of the Company's Certificate of Incorporation, as amended, shall be amended so that it reads its entirety as follows:

     4.A. General. The aggregate number of shares of capital stock that the Corporation will have authority to issue is 115,000,000, 100,000,000 of which will be shares of common stock, having a par value of $0.01 per share, and 15,000,000 of which will be preferred stock, having a par value of $0.01 per share.

                                   ARTICLE II

     The amendment made by these Articles of Amendment have been effected in conformity with the provisions of the Act, and the amendment made by these Articles of Amendment (the "Amendment") were duly adopted pursuant to Section 228 of the Act (a) by the affirmative vote of a majority of the shares of common stock and Series C Preferred Stock outstanding and entitled to vote thereon, as a class, and the affirmative vote of a majority of the shares of Series C Preferred Stock outstanding and entitled to vote thereon, in each case, at a meeting held on January 13, 2000, (b) all of the directors of the Corporation at a meeting held on December 8, 1999.

                                   ARTICLE III

     The number of shares of common stock outstanding is 11,918,590; the number of shares of common stock entitled to vote on the Amendment was 11,918,590. The number of shares of Series C Preferred Stock outstanding is 2,312,340; the number of shares of Series C Preferred Stock entitled to vote on the Amendment was 2,312,340. The holders of 7,671,988 shares of common stock and 1,513,397 shares of Series C Preferred Stock (68.4% of the total voting shares of the Company and 65.4% of the issued and outstanding shares of Series C Preferred Stock) voted in favor of the Amendment. There is no Series A Preferred Stock or Series B Preferred Stock outstanding.

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                                                                        [STAMP]
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     No other class of common or preferred stock of the Company was entitled to vote on the Amendment.

     Dated as of the 3rd day of February, 2000.

                                             MOBILITY ELECTRONICS, INC.



                                             By: /s/ RICK DAHLSON
                                                 -------------------------------
                                                 Richard F. Dahlson,
                                                 Secretary




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